Ex 99.1

Net1 Reports Second Quarter 2012 Results

  Revenue of $92.1 million, an increase of 3% in US dollars and 22% in constant currency
  GAAP earnings per share of $0.56, an increase of 154% in US dollars and 199% in constant currency
  Fundamental earnings per share of $0.39, an increase of 2% in US dollars and 20% in constant currency

JOHANNESBURG, February 9, 2012 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today announced results for the second quarter of fiscal 2012.

Summary Financial Metrics

	Three months ended December 31,
			% change	% change
	2011	2010	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	92,058	89,011	3%	22%
GAAP net income	25,094	9,948	152%	197%
Fundamental net income (1)	17,677	17,511	1%	19%
GAAP earnings per share ($)	0.56	0.22	154%	199%
Fundamental earnings per share ($) (1)	0.39	0.39	2%	20%
Fully-diluted shares outstanding (‘000’s)	44,967	45,494	(1)%
Average period USD/ ZAR exchange rate	8.18	6.94	18%

	Six months ended December 31,
			% change	% change
	2011	2010	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	191,984	153,294	25%	37%
GAAP net income	44,862	17,377	158%	183%
Fundamental net income (1)	39,309	34,034	15%	25%
GAAP earnings per share ($)	1.00	0.38	162%	186%
Fundamental earnings per share ($) (1)	0.87	0.75	16%	26%
Fully-diluted shares outstanding (‘000’s)	45,026	45,455	(1)%
Average period USD/ ZAR exchange rate	7.82	7.14	10%

(1) Fundamental net income and earnings per share is a non-GAAP measure and is described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net income to fundamental net income and earnings per share.

Factors impacting comparability of our 2Q 2012 and 2Q 2011 results

  Unfavorable impact from the strengthening of the US dollar: The US dollar appreciated by 18% against the ZAR during 2Q2012 which negatively impacted our reported results;
  Net taxation benefit related to the replacement of STC with a dividends withholding tax in South Africa: As a result of a recent change in South African tax law that will replace STC with a dividends withholding tax, our tax expense decreased by $11.8 million, as we recorded a $20.0 million deferred tax benefit which was offset by an $8.2 million foreign tax credit valuation allowance;
  Inclusion of revenue contribution from KSNET at lower operating margin (before acquired intangible asset amortization) than our legacy business: The inclusion of KSNET for a full fiscal quarter contributed to an increase in revenues for the 2Q 2012; however, because KSNET has an operating margin (before acquired intangible asset amortization) that is lower than our legacy businesses, it reduced our overall operating margin. KSNET also contributed to the increase in selling, general and administration and depreciation and amortization expenses;
  Lower revenues from hardware, software and related technology sales segment: Hardware, software and related technology sales were adversely impacted by lower revenues from all major segment contributors;
  Lower intangible asset amortization related to acquisition: Additional intangible asset amortization related to the acquisitions of KSNET and Eason was more than offset by the full impairment of Net1 UTA’s intangibles in 2011;

  Lower interest income and increased interest expense resulting from KSNET acquisition: We paid the KSNET purchase price with a combination of cash and long-term debt, which reduced interest income and increased interest expense; and
  Fiscal 2011 unrealized foreign exchange gain and transaction-related expenses: During the 2Q2011, we recognized, in selling, general and administration expense, an unrealized foreign exchange gain of $2.7 million and incurred transaction-related expenses of $1.8 million, primarily for the acquisition of KSNET.

Comments and Outlook

“Our 2Q 2012 results continued the strong momentum of our businesses from the previous quarter,” said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. “I am particularly pleased with SASSA’s decision to award the social grants tender on a national basis to Net1, as well as the conclusion of our BEE transaction, both of which put us in a strong strategic position to drive long-term growth. We are honored and privileged to provide the highest levels of service and convenience at the lowest cost to the South African government as well as its citizens. Our focus over the next several months will be to execute on the expectations laid upon us by providing a comprehensive, seamless and superior service to this important constituency,” he concluded.

“The next twelve months will require substantial investment in capital equipment and establishment costs as we implement the new SASSA contract,” said Herman Kotzé, Chief Financial Officer of Net1. “The substantial increase in the beneficiaries, although at a lower price, should increase our monthly pension and welfare revenue by approximately 45% in ZAR and once we are fully phased in, at the very least maintain our operating income that we generate from our current contract. We currently expect to be fully phased-in by the second quarter of fiscal 2013. We anticipate capital expenditure of $45-$50 million during the next twelve months. The next three quarters are difficult for us to predict at this time, given the timing and magnitude of investments required in any given quarter, however we anticipate still being profitable on a fundamental earnings basis for the second half of fiscal 2012,” he concluded.

Results of Operations by Segment and Liquidity

Our frequently asked questions and operating metrics will be updated and posted on our website (www.net1.com).

     South African transaction-based activities

Segment revenue was $46.4 million in 2Q 2012, down 1% compared with 2Q 2011 in USD and up 17% on a constant currency basis. In ZAR, the increase in segment revenue was primarily due to modest growth in our pension and welfare business, the acquisition of Eason’s prepaid airtime and electricity business and increased transaction volumes in rural merchant acquiring and MediKredit. Segment operating income margin was 34% compared to 40% a year ago and has declined due to the inclusion of increased low-margin prepaid airtime sales and Eason intangible asset amortization. Excluding amortization of acquisition-related intangibles, 2Q 2012 segment operating income margin was 38%, compared to 43% during 2Q 2011.

     International transaction-based activities

KSNET continues to be the largest contributor to this segment. XeoHealth generated additional implementation revenue during 2Q 2012 and since December 2011, has begun to generate recurring transaction-based revenues. Revenue was $28.8 million in 2Q 2012, up 66% in USD compared with 2Q 2011 and 95% higher on a constant currency basis, primarily as a result of the inclusion of KSNET for a full quarter as well as contributions from XeoHealth. Segment operating income margin remained consistent at 1%. Excluding the amortization of intangibles but including the start-up costs related to Net1 Virtual Card and XeoHealth in the United States and MVC activities at Net1 UTA, operating income margin was unchanged at 12%.

     Smart card accounts

Segment revenue was $7.3 million in 2Q 2012, down 14% compared with 2Q 2011 in USD and up 1% on a constant currency basis. Operating income margin remained consistent at 45%.

     Financial services

UEPS-based lending contributes the majority of the revenue and operating income in this operating segment. We continue to incur start-up expenditures related to our SmartLife business and other financial services offerings. Segment revenue was $1.9 million in 2Q 2012, up 18% compared with 2Q 2011 in USD and 39% higher on a constant currency basis, principally due to an increase in lending activities. 2Q 2012 segment operating income margin was 53% compared with 62% during 2Q 2011 and decreased primarily due to start-up expenditures incurred by SmartLife.

     Hardware, software and related technology sales

Segment revenue was $7.6 million in 2Q 2012, down 49% compared with 2Q 2011 in USD and 40% lower on a constant currency basis. The decrease in revenue and operating income was due to a lower contribution from all contributors to hardware and software sales. Excluding amortization of all intangibles, segment operating margin was 13% compared to 16% during 2Q 2011.

     Cash flow and liquidity

At December 31, 2011, we had cash and cash equivalents of $81 million, down from $95 million at June 30, 2011. The decrease in cash was due to a strengthening in the USD against the ZAR, the repayment of principal under our KSNET debt and the acquisition of SmartLife and the Eason prepaid electricity and airtime business, offset by cash generated from operations and a net settlement received from the former shareholders of KSNET. For 2Q 2012, we utilized net cash of $6.2 million for operating activities, compared to cash flow of $5.0 million in 2Q 2011. Excluding the impact of interest paid under our Korean debt, the decrease in cash provided by operating activities resulted from the timing of receipts of accounts receivable in our South African transaction-based activities operating segment offset by increased profitability. Capital expenditures for 2Q 2012 and 2011 were $5.1 million and $4.0 million, respectively.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

     Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income and earnings per share to adjusted for (1) the amortization of acquisition-related intangible assets (net of deferred taxes), (2) stock-based compensation charges and (3) unusual non-recurring items, including the effects of a change in South African tax law and the creation of a valuation allowance related to foreign tax credits, amortization of KSNET debt facility fees, transaction-related costs and an unrealized foreign exchange movements. Management believes that the fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

     Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net income adjusted for the loss (profit) on sale of property, plant and equipment, net of related tax effects, the loss attributable to the sale of 10% of SmartLife and the profit on liquidation of SmartSwitch Nigeria. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted.

Conference Call

We will host a conference call to review 2Q 2012 results on February 10, 2012, at 8:00 Eastern Time. To participate in the call, dial 1-800-860-2442 (U.S. only), 1-866-605-3852 (Canada only), 0-800-917-7042 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on our homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on our website through March 2, 2012.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System, or UEPS, to facilitate biometrically secure real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa, Republic of Korea, Ghana and Iraq. In addition, Net1’s proprietary Mobile Virtual Card technology offers secure mobile payments and banking services in developed and emerging countries while its MediKredit and XeoHealth subsidiaries provide its proprietary 5010 and ICD-10 compliant real-time claims adjudication system.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended		Six months ended
	December 31,		December 31,
	2011	2010	2011	2010
	(In thousands, except per share data)		(In thousands, except per share data)
REVENUE	$92,058	$89,011	$191,984	$153,294
EXPENSE
Cost of goods sold, IT processing, servicing and support	34,168	29,182	67,112	47,249
Selling, general and administration	28,872	28,763	55,929	59,089
Depreciation and amortization	8,790	9,092	17,869	13,996
OPERATING INCOME	20,228	21,974	51,074	32,960
INTEREST INCOME	1,820	1,350	3,817	4,434
INTEREST EXPENSE	2,355	3,430	4,971	3,678
INCOME BEFORE INCOME TAXES	19,693	19,894	49,920	33,716
INCOME TAX EXPENSE	(5,378)	9,836	5,174	16,043
NET INCOME FROM CONTINUING OPERATIONS BEFORE EARNINGS (LOSS) FROM EQUITY-ACCOUNTED INVESTMENTS	25,071	10,058	44,746	17,673
EARNINGS (LOSS) FROM EQUITY- ACCOUNTED INVESTMENTS	19	(166)	104	(382)
NET INCOME	25,090	9,892	44,850	17,291

ADD NET LOSS ATTRIBUTABLE TO NON- CONTROLLING INTEREST	(4)	(56)	(12)	(86)
NET INCOME ATTRIBUTABLE TO NET1	$25,094	$9,948	$44,862	$17,377
Net income per share, in United States dollars
Basic earnings attributable to Net1 shareholders	$0.56	$0.22	$1.00	$0.38
Diluted earnings attributable to Net1 shareholders	$0.56	$0.22	$1.00	$0. 38

NET 1 UEPS TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets

	Unaudited	(A)
	December 31,	June 30,
	2011	2011
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$80,864	$95,263
Pre-funded social welfare grants receivable	3,532	4,579
Accounts receivable, net of allowances of – December: $798; June: $728	93,197	82,780
Finance loans receivable	9,474	8,141
Deferred expenditure on smart cards	56	51
Inventory	5,082	6,725
Deferred income taxes	6,610	15,882
Total current assets before settlement assets	198,815	213,421
Settlement assets	125,582	186,668
Total current assets	324,397	400,089
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION OF – December: $70,892; June: $50,007	33,776	35,807
EQUITY-ACCOUNTED INVESTMENTS	1,545	1,860
GOODWILL	183,827	209,570
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION OF – December: $42,017; June: $37,118	103,408	119,856
OTHER LONG-TERM ASSETS, including reinsurance assets	38,288	14,463
TOTAL ASSETS	685,241	781,645
LIABILITIES
CURRENT LIABILITIES
Accounts payable	9,535	11,360
Other payables	60,311	71,265
Current portion of long-term borrowings	18,791	15,062
Income taxes payable	3,067	6,709
Total current liabilities before settlement obligations	91,704	104,396
Settlement obligations	125,582	186,668
Total current liabilities	217,286	291,064
DEFERRED INCOME TAXES	24,748	52,785
LONG-TERM BORROWINGS	86,708	110,504
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	25,519	1,272
TOTAL LIABILITIES	354,261	455,625
COMMITMENTS AND CONTINGENCIES		5
EQUITY
NET1 EQUITY:
COMMON STOCK Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - December: 45,002,304; June: 45,152,805	59	59
PREFERRED STOCK Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: 2011: -; 2010: -	-	-
ADDITIONAL PAID-IN-CAPITAL	137,446	136,430
TREASURY SHARES, AT COST: December: 13,455,090; June: 13,274,434	(175,823)	(174,694)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(73,834)	(33,779)
RETAINED EARNINGS	439,852	394,990
TOTAL NET1 EQUITY	327,700	323,006
NON-CONTROLLING INTEREST	3,280	3,014
TOTAL EQUITY	330,980	326,020
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$685,241	$781,645
(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

Three months ended	Six months ended
December 31,	December 31,
2011	2010	2011	2010
(In thousands)	(In thousands)
Cash flows from operating activities
Net income	$25,090	$9,892	$44,850	$17,291
Depreciation and amortization	8,790	9,092	17,869	13,996
(Earnings) Loss from equity-accounted investments	(19)	166	(104)	382
Fair value adjustments	(551)	3,344	(772)	238
Interest payable	2,113	67	3,775	140
Profit on disposal of property, plant and equipment	(26)	(3)	(34)	(8)
Net loss on sale of 10% of SmartLife	81	-	81	-
Profit on liquidation of subsidiary	-	-	(3,994)	-
Realized loss on sale of SmartLife investments	-	-	25	-
Stock-based compensation charge	543	1,558	1,039	2,996
Facility fee amortized	83	1,728	199	1,728
(Increase) Decrease in accounts receivable, pre- funded social welfare grants receivable and finance loans receivable	(19,044)	(12,203)	(15,795)	(1,248)
Increase in deferred expenditure on smart cards	(58)	-	(14)	-
Decrease in inventory	920	2,168	601	66
Decrease in accounts payable and other payables	(2,679)	(2,248)	(2,348)	3,777
Decrease in taxes payable	(7,355)	(6,364)	(10,962)	(1,230)
Decrease in deferred taxes	(14,088)	(12,165)	(13,396)	(12,938)
Net cash (used in) provided by operating activities	(6,200)	(4,968)	21,020	25,190
Cash flows from investing activities
Capital expenditures	(5,120)	(4,011)	(9,586)	(4,779)
Proceeds from disposal of property, plant and equipment	174	11	268	18
Acquisition of SmartLife, net of cash acquired	-	-	(1,673)	-
Acquisition of prepaid business	(4,481)	-	(4,481)	-
Settlement from former shareholders of KSNET (Acquisition of KSNET, net of cash acquired)	4,945	(230,225)	4,945	(230,225)
Advance of loans to equity-accounted investment	-	-	-	(375)
Repayment of loan by equity-accounted investment	30	34	63	407
Purchase of investments related to SmartLife	-	-	(2,320)	-
Proceeds from maturity of investments related to SmartLife	-	-	2,321	-
Net change in settlement assets	30,349	(31,641)	33,796	(47,185)
Net cash generated from (used in) investing activities	25,897	(265,832)	23,333	(282,139)
Cash flows from financing activities
Loan portion related to options	-	-	-	20
Long-term borrowings obtained	-	116,353	-	116,353
Repayment of long-term borrowings	(7,185)	-	(7,185)	-
Payment of facility fee	-	(3,088)	-	(3,088)
Utilization of short-term borrowings	-	419	-	419
Proceeds on sale of 10% of SmartLife	107	-	107	-
Acquisition of remaining 19.9% of Net1 UTA	-	(594)	-	(594)
Acquisition of treasury stock	-	-	(1,129)	-
Net change in settlement obligations	(30,349)	31,641	(33,796)	47,185
Net cash (used in) generated from financing activities	(37,427)	144,731	(42,003)	160,295
Effect of exchange rate changes on cash	(3,389)	(2,709	)-	(16,749)	14,295-
Net decrease in cash and cash equivalents	(21,119)	(128,778)	(14,399)	(82,359)
Cash and cash equivalents – beginning of period	101,983	200,161	95,263	153,742
Cash and cash equivalents – end of period	$80,864	$71,383	$80,864	$71,383

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income (loss) and operating margin:

Three months ended December 31, 2011 and 2010 and September 30, 2011

						Change – constant
				Change - actual		exchange rate(1)
				Q2 ‘12	Q2 ‘12	Q2 ‘12	Q2 ‘12
Key segmental data, in ’000, except margins				vs	vs	vs	vs
	Q2 ‘12	Q2 ‘11	Q1 ‘12	Q2‘11	Q1 ‘12	Q2 ‘11	Q1 ‘12
Revenue:
SA transaction-based activities	$46,448	$46,737	$49,902	(1)%	(7)%	17%	7%
International transaction-based activities	28,835	17,385	30,255	66%	(5)%	95%	10%
Smart card accounts	7,264	8,434	8,252	(14)%	(12)%	1%	1%
Financial services	1,944	1,651	2,111	18%	(8)%	39%	6%
Hardware, software and related technology sales	7,567	14,804	9,406	(49)%	(20)%	(40)%	(7)%
Total consolidated revenue	$92,058	$89,011	$99,926	3%	(8)%	22%	6%

Consolidated operating income (loss):
SA transaction-based activities	$15,766	$18,578	$20,183	(15)%	(22)%	0%	(10)%
International transaction-based activities	241	139	684	73%	(65)%	104%	(59)%
Operating income excluding amortization	3,369	2,171	3,991	55%	(16)%	83%	(3)%
Amortization of intangible assets	(3,128)	(2,032)	(3,307)	54%	(5)%	81%	9%
Smart card accounts	3,302	3,832	3,750	(14)%	(12)%	2%	1%
Financial services	1,026	1,028	1,411	0%	(27)%	18%	(16)%
Hardware, software and related technology sales	909	(49)	1,937	nm	(53)%	nm	(46)%
Corporate/ Eliminations	(1,016)	(1,554)	2,881	(35)%	(135)%	(23)%	(141)%
Total operating income	$20,228	$21,974	$30,846	(8)%	(34)%	8%	(24)%

Operating income margin (%)
SA transaction-based activities	34%	40%	40%
International transaction-based activities	1%	1%	2%
International transaction-based activities excluding amortization	12%	12%	13%
Smart card accounts	45%	45%	45%
Financial services	53%	62%	67%
Hardware, software and related technology sales	12%	0%	21%
Overall operating margin	22%	25%	31%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during 2Q 2012 also prevailed during 2Q 2011 and 1Q 2012.

Six months ended December 31, 2012 and 2011

				Change –
				constant
			Change -	exchange
			actual	rate(1)
			F2012	F2012
Key segmental data, in ’000, except margins			vs	vs
	F2012	F2011	F2011	F2011
Revenue:
SA transaction-based activities	$96,350	$91,626	5%	15%
International transaction-based activities	59,090	17,855	100%	100%
Smart card accounts	15,516	16,404	(5)%	4%
Financial services	4,055	2,901	40%	53%
Hardware, software and related technology sales	16,973	24,508	(31)%	(24)%
Total consolidated revenue	$191,984	$153,294	25%	37%

Consolidated operating income (loss):
SA transaction-based activities	$35,949	$36,326	(1)%	8%
International transaction-based activities	925	(569)	(263)%	(278)%
Operating income excluding amortization	7,355	1,463	403%	451%
Amortization of intangible assets	(6,430)	(2,032)	216%	247%
Smart card accounts	7,052	7,454	(5)%	4%
Financial services	2,437	1,825	34%	46%
Hardware, software and related technology sales	2,846	(2,388)	(219)%	(231)%
Corporate/ Eliminations	1,865	(9,688)	(119)%	(121)%
Total operating income	$51,074	$32,960	55%	70%

Operating income margin (%)
SA transaction-based activities	37%	40%
International transaction-based activities	2%	(3)%
International transaction-based activities excluding amortization	12%	8%
Smart card accounts	45%	45%
Financial services	60%	63%
Hardware, software and related technology sales	17%	(10)%
Overall operating margin	27%	22%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during year to date fiscal 2012 also prevailed during year to date fiscal 2011.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income and earnings per share, basic, to fundamental net income and earnings per share, basic:

Three months ended December 31, 2011 and 2010

	Net		EPS,		Net		EPS,
	Income		basic		Income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2011	2010	2011	2010	2011	2010	2011	2010

GAAP	25,094	9,948	56	22	205,148	69,040	457	152

Amortization of intangible assets, net of tax	3,656	4,302			29,893	29,857
Stock-based compensation charge	543	1,558			4,439	10,813
Facility fees for KSNET debt	110	1,728			899	11,993
Change in tax law	(20,031)	-			(163,760)	-
Create FTC valuation allowance	8,232	-			67,298	-
Loss on sale of 10% of SmartLife	73	-			597	-
Gain on FEC, net of tax	-	(1,799)			-	(12,485)
Acquisition-related costs	-	1,774			-	12,313
Fundamental	17,677	17,511	39	39	144,514	121,531	322	267

Six months ended December 31, 2011 and 2010

	Net		EPS,		Net		EPS,
	Income		basic		Income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2011	2010	2011	2010	2011	2010	2011	2010

GAAP	44,862	17,377	100	38	350,808	124,088	780	273

Amortization of intangible assets, net of tax	7,196	6,916			56,268	49,393
Stock-based compensation charge	1,040	2,996			8,132	21,394
Change in tax law	(18,315)	-			(150,373)	-
Create FTC valuation allowance	8,232	-			67,588	-
Profit on liquidation of subsidiary	(3,994)	-			(31,232)	-
Loss on sale of 10% of SmartLife	77	-			602	-
Facility fees for KSNET debt	211	1,728			1,650	12,340
Gain on FEC, net of tax	-	(114)			-	(813)
Acquisition-related costs	-	5,131			-	36,640
Fundamental	39,309	34,034	87	75	303,443	243,042	674	535

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended December 31, 2011 and 2010

	2011	2010

Net income (USD’000)	25,094	9,948
Adjustments:
Loss on sale of 10% of SmartLife (USD’000)	73	-
Profit on sale of property, plant and equipment (USD’000)	(26)	(3)
Tax effects on above (USD’000)	7	1

Net income used to calculate headline earnings (USD’000)	25,148	9,946

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	44,935	45,433

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	44,967	45,494

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	56	22
Diluted earnings – common stock and linked units, in US cents	56	22

Six months ended December 31, 2011 and 2010

	2011	2010

Net income (USD’000)	44,862	17,377
Adjustments:
Profit on liquidation of subsidiary (USD’000)	(3,994)	-
Loss on sale of 10% of SmartLife (USD’000)	77	-
Profit on sale of property, plant and equipment (USD’000)	(34)	(8)
Tax effects on above (USD’000)	10	3

Net income used to calculate headline earnings (USD’000)	40,921	17,372

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	44,995	45,409

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	45,026	45,455

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	91	38
Diluted earnings – common stock and linked units, in US cents	91	38

Investor Relations Contact:
Dhruv Chopra
Vice President of Investor Relations
Phone: +1-212-626-6675
Email: dchopra@net1.com